Exhibit 1.1

Replacement Capital Covenant, dated July 18, 2008 (this “Replacement Capital Covenant”), by MF Global Ltd., a Bermuda exempted company (together with its successors and assigns, the “Company”), in favor of and for the benefit of each Covered Debtholder (as defined below).

Recitals

A. On the date hereof, the Company, is issuing 1,500,000 shares of its Cumulative Convertible Preference Shares, Series A, $1.00 par value (the “Securities”), with an initial liquidation preference of $100 per share and $150,000,000 in the aggregate.

B. This Covenant is the “Replacement Capital Covenant” referred to in the Form 8-K under the Exchange Act filed by the Company on July 18, 2008.

C. The Company is entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Company be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

D. The Company acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Company and that, were the Company to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Company hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1. Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2. Limitations on Redemption and Purchase of Securities. The Company hereby promises and covenants to and for the benefit of each Covered Debtholder that neither the Company nor any Subsidiary shall prior to the Termination Date redeem or purchase any of the Securities, except to the extent that the applicable redemption or purchase price does not exceed the sum of the following amounts:

(i) the Applicable Percentage of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries from the sale of Common Shares and rights to acquire Common Shares, Debt Exchangeable for Common Equity, Mandatorily Convertible Preferred Shares and Qualifying Capital Securities; plus

(ii) the Applicable Percentage of the Market Value of any Common Shares that the Company or any of its Subsidiaries have issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than such securities for which the Company or any of its Subsidiaries has received equity credit from any NRSRO;

in each case to Persons other than the Company and its Subsidiaries within the applicable Measurement Period (without double counting proceeds received, or the Market Value of any Common Shares issued, in any prior Measurement Period); provided that the provisions of this Section 2 shall not apply to the purchase of the Securities or any portion thereof by Subsidiaries in connection with the distribution thereof or market-making or other secondary-market activities.

SECTION 3. Covered Debt. (a) The Company represents and warrants as of the date hereof that the Initial Covered Debt is Eligible Debt.

(b) On or during the 30-day period immediately preceding any Redesignation Date (or, if the Company does not have 30-days’ advance notice that a Redesignation Date will occur, as soon as reasonably practical after the Company has notice that a Redesignation Date has occurred) with respect to the Covered Debt then in effect, the Company shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Company shall identify each series of then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) if only one series of then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date;

(iii) if there is more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Company shall identify the series that has the latest occurring final maturity date as of the date the Company is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the related Redesignation Date;

(iv) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (ii) or (iii), above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness for money borrowed is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(v) in connection with such identification of a new series of Covered Debt, the Company shall give a notice and file with the Commission a current report on Form 8-K including or incorporating by reference this Replacement Capital Covenant as an exhibit as required by clause (iii) of Section 3(c), or if the Company ceases to be a reporting company under the Securities Exchange Act, make the postings required by clause (v) of Section 3(c).

(c) Notice. In order to give effect to the intent of the Company described in Recital C, the Company covenants that:

(i) upon or as soon as practical after the execution of this Replacement Capital Covenant, it shall (x) give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture, fiscal agency agreement or other instrument under which the Initial Covered Debt was issued, of this Replacement Capital Covenant and the rights granted to such Holders hereunder; and (y) file a copy of this Replacement Capital Covenant with the Commission as an exhibit to a Form 8-K (or any successor form) under the Securities Exchange Act;

(ii) so long as the Company is a reporting company under the Securities Exchange Act, the Company shall include in each Annual Report on Form 10-K (or any successor form) filed with the Commission under the Securities Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Annual Report on Form 10-K (or any successor form) is filed with the Commission;

(iii) if a series of long-term indebtedness for money borrowed (1) becomes Covered Debt or (2) ceases to be Covered Debt, the Company shall give notice of such occurrence within 30 days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and, so long as the Company is a reporting company under the Securities Exchange Act, report such change in a current report on Form 8-K (or any successor form) including or incorporating by reference this Replacement Capital Covenant, and in the Company’s next Quarterly Report on Form 10-Q (or any successor form) or Annual Report on Form 10-K (or any successor form), as applicable;

(iv) upon succession of any new entity as the Company hereunder as a result of a merger, consolidation, binding share exchange, sale, lease or transfer of all or substantially all of the assets or other business combination of the Company as it existed prior thereto, notice of such occurrence shall be given within 30 days to the holders of the Covered Debt in the manner provided for in the indenture or other instrument under which such long-term indebtedness for money borrowed was issued and the Company shall report such change in a Current Report on Form 8-K (or any successor form), which must include or incorporate by reference this Replacement Capital Covenant, and in the Corporation’s next Quarterly Report on Form 10-Q (or any successor form) or Annual Report on Form 10-K (or any successor form), as applicable;

(v) if, and only if, the Company ceases to be a reporting company under the Securities Exchange Act, the Company will (A) post on its website (or any other similar electronic platform generally available to the public) the information otherwise required to be included in Securities Exchange Act filings pursuant to clauses (ii), (iii) and (iv) of this Section 3(c) and (B) cause a notice of the execution of this Replacement Capital Covenant to be posted on the Bloomberg screen for the Covered Debt or any successor Bloomberg screen and each similar third-party vendor’s screen the Company reasonably believes is appropriate (each an “Investor Screen”) and cause a hyperlink to a definitive copy of this Replacement Capital Covenant to be included on the Investor Screen for each series of Covered Debt, in each case to the extent permitted by Bloomberg or such similar third-party vendor, as the case may be; and

(vi) promptly upon request by any Holder of Covered Debt, the Company shall provide such Holder with an executed copy of this Replacement Capital Covenant.

(d) The Company agrees that, if at any time the Covered Debt is held by a trust (for example, where the Covered Debt is part of an issuance of trust preferred securities), a holder of the securities issued by such trust may enforce (including by instituting legal proceedings) this Replacement Capital Covenant directly against the Company as though such holder owned Covered Debt directly, and the holders of such trust securities shall be deemed to be the Holders of “Covered Debt” for purposes of this Replacement Capital Covenant for so long as the indebtedness held by such trust remains Covered Debt hereunder.

SECTION 4. Termination, Amendment and Waiver. (a) The obligations of the Company pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest date (the “Termination Date”) to occur of:

(i) the date on which all Securities held by Persons that are not Subsidiaries have been redeemed or purchased in accordance with this Replacement Capital Covenant by the Company or its Subsidiaries, or have been converted into Common Shares (or other property),

(ii) the date, if any, on which the Holders of a majority in principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of this Replacement Capital Covenant and the obligations of the Company hereunder,

(iii) the date on which the Company has no series of outstanding Eligible Senior Debt or Eligible Subordinated Debt (in each case without giving effect to the rating requirement in clause (b) of the definition of each such term), or

(iv) the date that is ten years after the date hereof.

From and after the Termination Date, the obligations of the Company pursuant to this Replacement Capital Covenant shall be of no further force and effect. For the avoidance of doubt, any Termination Date that would otherwise be a Redesignation Date shall not be a Redesignation Date for any purpose of this Replacement Capital Covenant (including Section 3(b) hereof).

(b) This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Company with the consent of the Holders of a majority in principal amount of the then-effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Company (and without the consent of the Holders of the then effective series of Covered Debt) if:

(i) the effect of such amendment or supplement is solely to impose additional restrictions on the ability of the Company or any of its Subsidiaries to redeem or purchase any Securities in any circumstance,

(ii) such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Company has delivered to the Holders of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt, a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holders of the then effective series of Covered Debt,

(iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as Replacement Capital Securities (other than the securities covered by clause (iv) below), and an officer of the Company has delivered to the Holders of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt, a written certificate stating that, in his or her determination, such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as Replacement Capital Securities (other than the securities covered by clause (iv) below),

(iv) such amendment or supplement eliminates Common Shares, Debt Exchangeable for Common Equity, rights to acquire Common Shares, and/or Mandatorily Convertible Preferred Shares as a security covered by clause (i) or (ii) of Section 2, if after the date of this Replacement Capital Covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States followed by the Company becomes effective such that there is more than an insubstantial risk that the failure to eliminate Common Shares, Debt Exchangeable for Common Equity, rights to acquire Common Shares and/or Mandatorily Convertible Preferred Shares as a security covered by clause (i) or (ii) of Section 2 would result in a reduction in the Company’s earnings per share as calculated in accordance with generally accepted accounting principles in the United States; or

(v) the effect of such amendment or supplement is to postpone the termination of this Replacement Capital Covenant.

For this purpose, an amendment or supplement that adds new types of securities qualifying as Replacement Capital Securities or modifies the requirements of securities qualifying as Replacement Capital Securities will not be deemed materially adverse to the Holders of the then-effective series of Covered Debt if, following such amendment or supplement, this Replacement Capital Covenant would constitute a Qualifying Replacement Capital Covenant.

For purposes of Sections 4(a) and 4(b) hereof, the Holders whose consent or agreement is required to terminate, amend or supplement the obligations of the Company under this Replacement Capital Covenant shall be the Holders of the then effective Covered Debt as of a record date established by the Company that is not more than 30 days prior to the date on which the Company proposes that such termination, amendment or supplement becomes effective.

SECTION 5. Miscellaneous. (a) This Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.

(b) This Replacement Capital Covenant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Company that any Person who is a Covered Debtholder at the time such Person acquires, holds or sells Covered Debt shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Company has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt). Except as specifically provided herein, this Replacement Capital Covenant is not intended and shall have no other beneficiaries other than the Covered Debtholders and no other Persons are entitled to rely on this Replacement Capital Covenant.

(c) All demands, notices, requests and other communications to the Company under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Company, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Company by a national or international courier service, on the date of receipt by the Company (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Company at the address set forth below, or at such other address as the Company may thereafter notify to Covered Debtholders or post on its website as the address for notices under this Replacement Capital Covenant:

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Fax: (441) 292-4720

[SIGNATURE ON FOLLOWING PAGE]

The Company has caused this Replacement Capital Covenant to be executed by its duly authorized officer, on the day and year first above written.

MF GLOBAL LTD.

By:	/s/ Jacqueline Giammarco
Name: Jacqueline Giammarco Title: Assistant General Counsel

Schedule I

Definitions

“Alternative Payment Mechanism” means, with respect to any Qualifying Capital Securities, provisions in the related transaction documents permitting the issuer of such securities, in its sole discretion, to defer or skip in whole or in part payment of Distributions on such Qualifying Capital Securities for one or more consecutive Distribution Periods up to ten years without any remedy other than Permitted Remedies and requiring the Company to issue (or use Commercially Reasonable Efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such Qualifying Capital Securities and apply the proceeds to pay unpaid Distributions on such Qualifying Capital Securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the issuer pays current Distributions on such Qualifying Capital Securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

(a) define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable) that the Company has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap in the case of APM Qualifying Securities that are Qualifying Preferred Shares or Mandatorily Convertible Preferred Shares;

(b) permit the issuer to pay current Distributions on any Distribution Date out of any source of funds but (x) require the issuer to pay deferred Distributions only out of eligible proceeds and (y) prohibit the issuer from paying deferred Distributions out of any source of funds other than eligible proceeds unless otherwise required at the time by any applicable regulatory authority or if an event of default has occurred that results in the acceleration of the Qualifying Capital Securities;

(c) include a Repurchase Restriction that applies if deferral of Distributions continues for more than one year;

(d) limit the obligation of the Company to issue (or use Commercially Reasonable Efforts to issue) APM Qualifying Securities that are Common Shares and Qualifying Warrants to settle deferred Distributions pursuant to the Alternative Payment Mechanism either (A) during the first five years of any deferral period or (B) before an anniversary of the commencement of any deferral period that is not earlier than the fifth such anniversary and not later than the ninth such anniversary (as designated in the terms of such Qualifying Capital Securities) with respect to deferred Distributions attributable to the first five years of such deferral period, either:

(i) to an aggregate amount of such securities, the net cash proceeds from the issuance of which is equal to 2% of the product of the average of the current Market Value of the Common Shares on the ten consecutive trading days ending on the fourth trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding Common Shares as of the date of the Company’s most recent publicly available consolidated financial statements; or

(ii) to a number of Common Shares and shares purchasable upon exercise of Qualifying Warrants, in the aggregate, not in excess of 2% of the outstanding number of Common Shares (the “Common Cap”);

(e) limit the right of the Company to issue APM Qualifying Securities that are Qualifying Preferred Shares and Mandatorily Convertible Preferred Shares to settle deferred Distributions pursuant to the Alternative Payment Mechanism to an aggregate amount of Qualifying Preferred Shares and still-outstanding Mandatorily Convertible Preferred Shares issued pursuant to the Alternative Payment Mechanism, the net proceeds from the issuance of which with respect to all deferral periods is equal to 25% of the liquidation or principal amount of such Qualifying Capital Securities (the “Preferred Cap”);

(f) in the case of Qualifying Capital Securities other than non-cumulative preferred shares, include a Bankruptcy Claim Limitation Provision;

(g) may include a provision that limits the Company’s ability to sell its Common Shares, Qualifying Warrants or Mandatorily Convertible Preferred Shares above an aggregate cap specified in the transaction documents (a “Share Cap”), subject to the Company’s agreement to use commercially reasonable efforts to increase the Share Cap amount (i) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in Common Shares or (ii) if the Company cannot increase the Share Cap amount as contemplated in clause (i) above, by requesting the Company’s Board of Directors to adopt a resolution for a shareholder vote at the next occurring annual shareholders’ meeting to increase the number of authorized Common Shares for purposes of satisfying the issuer’s obligations to pay deferred Distributions; and

(h) permit the Company, at its option, to provide that if it is involved in an amalgamation, merger, consolidation, scheme or arrangement or other binding share exchange, or a conveyance, transfer or lease of all or substantially all of its assets in one ore more series of transactions to any other person, or a similar transaction (a “Business Combination”) where immediately after the consummation of the Business Combination voting shares representing more than 50% of the voting power of the surviving or resulting entity’s voting shares are owned by the shareholders of the other party to the Business Combination, then clauses (a) through (c) of this definition will not apply to any deferral period that is terminated on the next Distribution Date following the date of consummation of the Business Combination;

provided (and it being understood) that:

(i) the Company shall not be obligated to issue (or use Commercially Reasonable Efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(ii) if, due to a Market Disruption Event or otherwise, the Company is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Company will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap, the Share Cap and the Preferred Cap, as applicable; and

(iii) if there is outstanding more than one class or series of securities under which the Company is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the Common Cap, the Share Cap and the Preferred Cap, as applicable, in proportion to the total amounts that are due on such securities.

“APM Qualifying Securities” means, with respect to an Alternative Payment Mechanism or any Mandatory Trigger Provision, one or more of the following (as designated in the transaction documents for any Qualifying Capital Securities that include an Alternative Payment Mechanism or a Mandatory Trigger Provision, as applicable):

(a) Common Shares;

(b) Qualifying Warrants;

(c) Qualifying Preferred Shares; and

(d) Mandatorily Convertible Preferred Shares;

provided (and it being understood) that:

(i) if the APM Qualifying Securities for any Alternative Payment Mechanism or Mandatory Trigger Provision include both Common Shares and Qualifying Warrants,

(A) such Alternative Payment Mechanism or Mandatory Trigger Provision may permit, but need not require, the Company to issue Qualifying Warrants; and

(B) the Company may, without the consent of the holders of the Qualifying Capital Securities, amend the definition of APM Qualifying Securities to eliminate Common Shares or Qualifying Warrants (but not both) from the definition if, after the issue date, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes; and

(ii) if the APM Qualifying Securities for any Alternative Payment Mechanism or Mandatory Trigger Provision include Mandatorily Convertible Preferred Shares,

(A) such Alternative Payment Mechanism or Mandatory Trigger Provision may permit, but need not require, the Company to issue Mandatorily Convertible Preferred Shares; and

(B) the Company may, without the consent of the holders of the Qualifying Capital Securities, amend the definition of APM Qualifying Securities to eliminate Mandatorily Convertible Preferred Shares from the definition if, after the issue date, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective so that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes.

“Applicable Percentage” means:

(i) with respect to any sale of Common Shares or rights to acquire Common Shares, 200%; and

(ii) with respect to Debt Exchangeable for Common Equity, Mandatorily Convertible Preferred Shares and Qualifying Capital Securities, 100%.

“Bankruptcy Claim Limitation Provision” means, with respect to any Qualifying Capital Securities that have an Alternative Payment Mechanism or a Mandatory Trigger Provision, provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer or the Company, limit the claim of the holders of such securities to Distributions that accumulate during (A) any deferral period, in the case of securities that have an Alternative Payment Mechanism or (B) any period in which the Company fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities that have a Mandatory Trigger Provision, to:

(i) in the case of Qualifying Capital Securities that have an Alternative Payment Mechanism or Mandatory Trigger Provision with respect to which the APM Qualifying Securities do not include Qualifying Preferred Shares or Mandatorily Convertible Preferred Shares, 25% of the stated or principal amount of such Qualifying Capital Securities then outstanding; and

(ii) in the case of any other Qualifying Capital Securities, an amount not in excess of the sum of (x) the earliest two years of accumulated and unpaid Distributions (including compounded amounts thereon) and (y) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Shares and Mandatorily Convertible Preferred Shares that are still outstanding that the issuer has applied to pay such Distributions pursuant to the Alternative Payment Mechanism or the Mandatory Trigger Provision; provided that the holders of such Qualifying Capital Securities are deemed to agree that, to the extent the claim for deferred Distributions exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Preferred Shares.

In the case of any cumulative preferred shares that includes a Bankruptcy Claim Limitation Provision, such provision shall limit the liquidation preference of such cumulative preferred shares to its stated amount, plus an amount in respect of accumulated and unpaid dividends not in excess of the amount set forth in clause (i) or (ii) above, as applicable.

“Business Combination” has the meaning specified in clause (h) of the definition of Alternative Payment Mechanism.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Commercially Reasonable Efforts” means, for purposes of selling APM Qualifying Securities, commercially reasonable efforts to complete the offer and sale of APM Qualifying Securities to third parties that are not Subsidiaries in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of APM Qualifying Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

“Commission” means the United States Securities and Exchange Commission.

“Common Cap” has the meaning specified in clause (d) of the definition of Alternative Payment Mechanism.

“Common Shares” means common shares of the Company (including common shares issued pursuant to any dividend reinvestment and employee benefit plans of the Company).

“Company” has the meaning specified in the introduction to this instrument.

“Covered Debt” means (a) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (b) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Company during the period that such long-term indebtedness for money borrowed is Covered Debt.

“Debt Exchangeable for Common Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(i) gives the holder a beneficial interest in (x) subordinated debt securities of the Company that are non-callable prior to the settlement date of the share purchase contracts and (y) a fractional interest in a share purchase contract for a Common Share that will be settled in three years or less, with the number of Common Shares purchasable pursuant to such share purchase contract to be within a range established at the time of issuance of such subordinated debt securities, subject to customary anti-dilution adjustments;

(ii) provides that the holders directly or indirectly grant the Company a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase Common Shares pursuant to such share purchase contracts;

(iii) includes a remarketing feature pursuant to which the subordinated debt securities are remarketed to new investors commencing not later than the last Distribution Date that is at least one month prior to the settlement date of the share purchase contracts; and

(iv) provides for the proceeds raised in the remarketing to be used to purchase Common Shares under the share purchase contracts and, if there has not been a successful remarketing by the settlement date of the share purchase contract, provides that the share purchase contracts will be settled by the Company exercising its remedies as a secured party with respect to the subordinated debt securities or other collateral directly or indirectly pledged by holders in the Debt Exchangeable for Common Equity.

“Distribution Date” means, as to any Qualifying Capital Securities, the dates on which Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any Qualifying Capital Securities, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

“Distribution Rate Step-Up” means, as to any Qualifying Capital Securities, that the rate at which Distributions accrue or are paid on such securities increases over time (including by an increase in the fixed rate of Distributions in the case of securities that accrue and pay Distributions at a fixed rate or by an increase in the margin above the applicable index in the case of securities that accrue and pay Distributions based upon a margin above an index, but not including an increase in the rate of Distributions merely because the index used in calculating such rate increases).

“Distributions” means, as to any Qualifying Capital Securities, dividends, interest or other income distributions to the holders thereof that are not Subsidiaries.

“Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time, each series of outstanding unsecured long-term indebtedness for money borrowed issued by the Company or a Subsidiary that is a “finance subsidiary” of the Company within the meaning of paragraph (h)(7) of Rule 3-10 of Regulation S-X of the Commission (a “finance subsidiary”) that:

(a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of unsecured indebtedness for money borrowed,

(b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO),

(c) has an outstanding principal amount of not less than $100,000,000,

(d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents, and

(e) if issued by a finance subsidiary of the Company, is fully and unconditionally guaranteed by the Company on (I) a subordinated basis or (II) if on the relevant Redesignation Date there is no outstanding debt of the Company or any such finance subsidiary meeting the other requirements set forth above and guaranteed by the Company on a subordinated basis but there is outstanding debt of a finance subsidiary of the Company meeting such requirements and guaranteed on a senior basis, a senior basis.

For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time, each series of then-outstanding unsecured long-term indebtedness for money borrowed issued by the Company or a Subsidiary that is a “finance subsidiary” of the Company within the meaning of paragraph (h)(7) of Rule 3-10 of Regulation S-X of the Commission (a “finance subsidiary”) that:

(a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks senior to the Securities and subordinate to the issuer’s then outstanding series of unsecured indebtedness for money borrowed that ranks most senior,

(b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO),

(c) has an outstanding principal amount of not less than $100,000,000,

(d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents, and

(e) if issued by a “finance subsidiary” of the Company within the meaning of paragraph (h)(7) of Rule 3-10 of Regulation S-X of the Commission, is fully and unconditionally guaranteed by the Company on a subordinated basis.

For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Exchange Act” means the Securities and Exchange Act of 1933 (or any successor law), as amended from time to time.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Company with respect to such Covered Debt.

“Initial Covered Debt means 9.00% Convertible Senior Notes due 2038 issued by the Company.

“Intent-Based Replacement Disclosure” means, as to any Qualifying Preferred Shares or Qualifying Capital Securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Securities Exchange Act prior to or contemporaneously with the issuance of such securities, that to the extent that the Qualifying Preferred Shares or Qualifying Capital Securities provide the issuer with rating agency equity credit at the time of repayment at maturity or earlier redemption or defeasance, the issuer will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date.

“Investor Screen” has the meaning specified in Section 3(c).

“Mandatorily Convertible Preferred Shares” means preferred shares with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise and (b) a requirement that the preferred shares convert into Common Shares of the Company within three years from the date of their issuance at a conversion ratio within a range established at the time of issuance of the preferred shares, subject to customary anti-dilution adjustments.

“Mandatory Trigger Provision” means, as to any Qualifying Capital Securities, provisions in the terms thereof or of the related transaction agreements that:

(a) upon a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, prohibit the issuer of such securities from making payment of Distributions on such securities (including without limitation all deferred and accumulated amounts) other than out of the net proceeds of the issuance and sale of APM Qualifying Securities; provided that the amount of Qualifying Preferred Shares and still outstanding Mandatorily Convertible Preferred Shares the net proceeds of which the issuer may apply to pay such Distributions pursuant to such provision may not exceed the Preferred Cap;

(b) in the case of securities other than non-cumulative perpetual preferred shares, require the issuance and sale of APM Qualifying Securities in an amount at least equal to the unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and the application of such net proceeds to the payment of such Distributions within two years of such failure; provided that if the Mandatory Trigger Provision does not require such issuance and sale within one year of such failure, the amount of Common Shares or Qualifying Warrants the net proceeds of which the issuer must apply to pay such Distributions pursuant to such provision may not exceed the Common Cap;

(c) if the provisions described in clause (a) above do not require such issuance and sale within one year of such failure, include a Repurchase Restriction;

(d) prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking upon the Company’s liquidation, dissolution or winding up junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period prior to the date six months after the issuer applies the net proceeds of the sales described in clause (a) to pay such deferred Distributions in full (other than purchases, redemptions or other acquisitions described in clauses (i) through (iii) of the definition of Repurchase Restriction); and

(e) include a Bankruptcy Claim Limitation Provision;

provided (and it being understood) that:

(A) the issuer will not be obligated to issue (or use Commercially Reasonable Efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(B) if, due to a Market Disruption Event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the issuer will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap, Preferred Cap and Share Cap, as applicable; and

(C) if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and applies some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis up to the Common Cap and the Preferred Cap, as applicable, in proportion to the total amounts that are due on such securities.

No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such Qualifying Capital Securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally (or in the Company’s Common Shares or preferred shares specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Common Shares and/or the Company’s preferred shares are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of APM Qualifying Securities;

(b) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including any securities exchange) or governmental authority to issue or sell APM Qualifying Securities pursuant to the Alternative Payment Mechanism or Mandatory Trigger Provision, and that consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval, or a regulatory body instruct the Company not to sell or offer for sale APM Qualifying Securities at such time;

(c) a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities;

(d) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the APM Qualifying Securities;

(e) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis, such that the issuance of, or market trading in the APM Qualifying Securities has been materially disrupted or ceased;

(f) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions (including, without limitation, as a result of terrorist activities or the effect of international conditions on the financial markets in the United States) such that trading in the APM Qualifying Securities has been materially disrupted or ceased;

(g) an event occurs and is continuing as a result of which the offering document for such offer and sale of APM Qualifying Securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (i) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (ii) the disclosure relates to a previously undisclosed proposed or pending development or material business transaction, and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (g) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (g) shall not exceed an aggregate of 90 days in any 180-day period; or

(h) the Company reasonably believes, for reasons other than those referred to in paragraph (g) above, that the offering document for such offer and sale of APM Qualifying Securities would not be in compliance with a rule or regulation of the Commission and the

Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (h) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (h) shall not exceed an aggregate of 90 days in any 180-day period.

The definition of “Market Disruption Event” as used in any Replacement Capital Securities may include less than all of the paragraphs outlined above, as determined by the Company at the time of issuance of such securities, and in the case of clauses (a), (b), (c) and (d), as applicable to a circumstance where the Company would otherwise endeavor to issue preferred shares, shall be limited to circumstances affecting markets where the Company’s preferred shares trade or where a listing for their trading is being sought.

“Market Value” means, on any date, the closing sale price per share of Common Shares (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Shares are traded or quoted; if the Common Shares are not either listed or quoted on any U.S. securities exchange on the relevant date, the market value will be the average of the mid-point of the bid and ask prices for the Common Shares on the relevant date submitted by at least three nationally recognized independent investment banking firms selected for this purpose by the Board of Directors of the Company or a committee thereof.

“Measurement Period” means, with respect to any date on which notice of redemption is delivered with respect to the Securities or on which the Company repurchases, or any other Subsidiary purchases, any Securities, the period beginning on the date 180 days prior to delivery of notice of such redemption or prior to the date of such purchase and ending on such notice or purchase date, as the case may be. Measurement Periods cannot run concurrently.

“Non-Cumulative” means, with respect to any Qualifying Capital Securities, that the issuer may elect not to make any number of periodic Distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies.

“No Payment Provision” means a provision or provisions in the transaction documents for securities or combinations of securities (referred to in this definition as “such securities”) that include the following:

(a) an Alternative Payment Mechanism; and

(b) an Optional Deferral Provision modified and supplemented from the general definition of that term to provide that the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event has occurred and is continuing, ten years, without any remedy other than Permitted Remedies and the obligations (and limitations on obligations) described in the definition of “Alternative Payment Mechanism” applying.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act (or any relevant successor concept).

“Optional Deferral Provision” means, as to any Qualifying Capital Securities, a provision in the terms thereof or of the related transaction agreements to the effect that:

(a) (i) the issuer of such Qualifying Capital Securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies and (ii) such securities are subject to an Alternative Payment Mechanism (provided that such Alternative Payment Mechanism need not apply during the first five years of any deferral period and need not include a Common Cap, Preferred Cap, Bankruptcy Claim Limitation Provision or Repurchase Restriction); or

(b) the issuer of such Qualifying Capital Securities may, in its sole discretion, defer or skip in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to at least ten years without any remedy other than Permitted Remedies.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any shares or securities exchange on which such securities may be listed or traded); and

(b) complete or partial prohibitions on the issuer paying Distributions on or repurchasing common shares or other securities that rank pari passu with or junior as to Distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Person” means any individual, company, partnership, joint venture, trust, limited liability company or company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Cap” has the meaning specified in clause (e) of the definition of Alternative Payment Mechanism.

“Qualifying Capital Securities” means securities or combinations of securities (other than Common Shares, rights to acquire Common Shares, Mandatorily Convertible Preferred Shares and Debt Exchangeable for Common Equity) that, in the determination of the Company’s Board of Directors reasonably construing the definitions and other terms of this Replacement Capital Covenant, meet one of the following criteria:

(a) securities issued by the Company or its Subsidiaries that rank junior upon the liquidation, dissolution or winding up of the Company to all debt of the Company for borrowed money, other than trade payables and any debt made expressly pari passu with such securities in the instrument creating the same (“junior subordinated securities”), and that

(i) have no maturity or a maturity of at least 60 years on issuance, and either (A) are subject to a Qualifying Replacement Capital Covenant and have an Optional Deferral Provision or (B) are (I) subject to Intent-Based Replacement Disclosure and (II) either have a No Payment Provision or are Non-Cumulative,

(ii) have no maturity or a maturity of at least 40 years on issuance, and either (A) (I) are subject to a Qualifying Replacement Capital Covenant and (II) either have a No Payment Provision or are Non-Cumulative or (B) have an Optional Deferral Provision and a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure; or

(iii) have no maturity or a maturity of at least 25 years on issuance, are subject to a Qualifying Replacement Capital Covenant and have an Optional Deferral Provision and a Mandatory Trigger Provision;

(b) securities issued by the Company or its Subsidiaries that rank senior to all junior subordinated securities of the Company but junior upon the liquidation, dissolution or winding up of the Company to all other debt of the Company for borrowed money, other than trade payables and any debt made expressly pari passu with such securities in the instrument creating the same, and that either

(i) have no maturity or a maturity of at least 60 years on issuance and either (I) are (a) Non-Cumulative or subject to a No Payment Provision and (b) subject to a Qualifying Replacement Capital Covenant or (II) have a Mandatory Trigger Provision and an Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure, or

(ii) have no maturity or a maturity of at least 40 years on issuance, are subject to a Qualifying Replacement Capital Covenant and have a Mandatory Trigger Provision and an Optional Deferral Provision; or

(c) preferred shares issued by the Company or its Subsidiaries as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies, and that either:

(i) have no maturity or a maturity of at least 60 years on issuance, and either (I) are subject to a Qualifying Replacement Capital Covenant or (II) are subject to Intent-Based Replacement Disclosure and have a provision that prohibits the Company from paying any dividends thereon upon its failure to satisfy one or more financial tests set forth therein; or

(ii) have no maturity or a maturity of at least 40 years on issuance, are subject to a Qualifying Replacement Capital Covenant and have a No Payment Provision;

provided that if any of the securities described above is structured at the time of issuance with a Distribution Rate Step-Up (whether interest or dividend) of more than 25 basis points prior to July 18, 2018, then such security shall be subject to a Qualifying Replacement Capital Covenant that will remain in effect until at least July 18, 2018.

“Qualifying Preferred Shares” means non-cumulative perpetual preferred shares of the Company that (a) rank pari passu with or junior to all other preferred shares of the Company, (b) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies, and (c)(x) are non-redeemable, (y) are subject to Intent-Based Replacement Disclosure and have a provision that prohibits the Company from making any Distributions thereon upon its failure to satisfy one or more financial tests set forth therein or (z) are subject to a Qualifying Replacement Capital Covenant.

“Qualifying Replacement Capital Covenant” means a replacement capital covenant that is substantially similar to this Replacement Capital Covenant or a replacement capital covenant, as identified by the Company’s Board of Directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of this Replacement Capital Covenant, (i) entered into by an issuer that at the time it enters into such replacement capital covenant is a reporting company under the Securities Exchange Act and (ii) that restricts the related issuer and its subsidiaries from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date, provided that the term of such replacement capital covenant shall be determined at the time of issuance of the related Replacement Capital Securities taking into account the other characteristics of such securities.

“Qualifying Warrants” means net share settled warrants to purchase Common Shares that (1) have an exercise price greater than the current Market Value of the Common Shares as of the date the Company agrees to issue the warrants, and (2) the Company is not entitled to redeem for cash and the holders of which are not entitled to require it to repurchase for cash in any circumstances. The Company will state in the prospectus or other offering document for any Qualifying Capital Securities that include an Alternative Payment Mechanism or Mandatory Trigger Provision its intention that any Qualifying Warrants issued in accordance with such Alternative Payment Mechanism or Mandatory Trigger Provisions will have exercise prices at least 10% above the current Market Value of its Common Shares on the date of issuance.

“Redesignation Date” means, as to the Covered Debt in effect at any time, the earliest of (a) the date that is two years prior to the final stated maturity date of such Covered Debt, (b) if the issuer elects to defease such Covered Debt, the date of such defeasance, (c) if the issuer redeems, or the Company or a Subsidiary repurchases, such Covered Debt or the Covered Debt is converted into Common Shares (or other property), in each case either in whole or in part and with the consequence that after giving effect to such redemption, repurchase or conversion the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption, repurchase or conversion date and (d) if such Covered Debt is not Eligible Subordinated Debt, the date on which the issuer issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Replacement Capital Securities” means Common Shares, rights to acquire Common Shares, Debt Exchangeable for Common Equity, Debt, Mandatorily Convertible Preferred Shares or Qualifying Capital Securities.

“Repurchase Restriction” means, with respect to any Qualifying Capital Securities that include an Alternative Payment Mechanism or a Mandatory Trigger Provision, provisions that require the Company and its Subsidiaries not to redeem or purchase any securities of the Company ranking junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred Distributions have been paid other than the following (none of which shall be restricted or prohibited by a Repurchase Restriction):

(a) purchases of such securities by Subsidiaries in connection with the distribution thereof or market-making or other secondary-market activities;

(b) purchases, redemptions or other acquisitions of Common Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Company or any Subsidiary; and

(c) purchases of Common Shares pursuant to a contractually binding requirement to buy such Common Shares entered into prior to the beginning of the related deferral period, including under a contractually binding share repurchase plan.

“Securities” has the meaning specified in Recital A.

“Securities Exchange Act” means the Securities Exchange Act of 1934 (or any successor law), as amended from time to time.

“Share Cap” has the meaning specified in clause (g) of the definition of Alternative Payment Mechanism.

“Subsidiary” means, at any time, any Person the shares or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by the Company.

“Termination Date” has the meaning specified in Section 4(a).